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                      KAMAN CORPORATION AND SUBSIDIARIES
              EXHIBIT 11 - EARNINGS (LOSS) PER SHARE COMPUTATION
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNT)

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                                For the Three Months   For the Six Months
                                   Ended June 30,         Ended June 30,
                                --------------------   ------------------
                                    2003      2002       2003      2002
                                    ----      ----       ----      ----
Basic:
  Net earnings (loss)             $  3,284  $(50,366)  $ 17,250  $(45,025)
                                   =======   =======    =======   =======
  Weighted average number of
    shares outstanding              22,551    22,409     22,523    22,369
                                   =======   =======    =======   =======
Net earnings (loss) per share
  - basic                         $    .15  $  (2.25)  $    .77  $  (2.01)
                                   =======   =======    =======   =======

Diluted:
  Net earnings (loss)             $  3,284  $(50,366)  $ 17,250  $(45,025)
  Elimination of interest expense
    on 6% subordinated convertible
    debentures (net after taxes)       198         -        411         -
                                   -------   -------    -------   -------
  Net earnings (loss)(as adjusted)$  3,482  $(50,366)  $ 17,661  $(45,025)
                                   =======   =======    =======   =======
  Weighted average number of
    shares outstanding              22,551    22,409     22,523    22,369

  Weighted average shares issuable
    on conversion of 6%
    subordinated convertible
    debentures                         923         -        952         -

  Weighted average shares issuable
    on exercise of diluted stock
    options                             10         -          7         -
                                   -------   -------    -------   -------

    Total                           23,484    22,409     23,482    23,369
                                   =======   =======    =======   =======

Net earnings (loss) per share
  - diluted*                      $    .15  $  (2.25)  $    .75  $  (2.01)
                                  ========  ========   ========  ========

*The calculated diluted per share amounts for 2002 are anti-dilutive, therefore, amounts shown are equal of the basic per share calculation.

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